UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
July 23, 2015
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FelCor Lodging Trust Incorporated
(Exact Name of Registrant as Specified in Charter)

Maryland (State or other jurisdiction of incorporation)	001-14236 (Commission File Number)	75-2541756 (I.R.S. Employer Identification Number)
545 E. John Carpenter Frwy. Suite 1300 Irving, TX (Address of principal executive offices)		75062 (Zip code)
(972) 444-4900 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On July 23, 2015, Michael A. DeNicola, the Executive Vice President and Chief Investment Officer of FelCor Lodging Trust Incorporated, or FelCor, and FelCor determined that on July 31, 2015 (the “Transition Date”) his service as a FelCor officer will end. Mr. DeNicola will continue to be employed by FelCor for a transitional period through January 1, 2016, or such earlier date as is otherwise determined.
(b)(e)    On July 29, 2015, Thomas C. Hendrick was appointed as FelCor’s Executive Vice President and Chief Investment Officer, effective as of the Transition Date, succeeding Mr. DeNicola. Mr. Hendrick has served as a member of FelCor’s Board of Directors since 2007 and will continue to serve in that capacity until he commences employment with the Company on the Transition Date. Effective as of the Transition Date, Mr. Hendrick has resigned from FelCor’s Board of Directors.
Mr. Hendrick’s compensation program will be substantially the same as for our other executive officers as disclosed in FelCor’s most recent proxy statement. In addition, in connection with commencing employment with FelCor, Mr. Hendrick will be awarded 50,000 shares of restricted stock that will vest in five equal increments on December 27, 2015-19, assuming continued employment as of the vesting dates, pursuant to FelCor’s customary restricted stock grant contract, the form of which was previously filed as Exhibit 10.3 to FelCor’s current report on Form 8-K dated December 28, 2009 and incorporated herein by reference.
In conjunction with commencing his employment with FelCor, Mr. Hendrick and FelCor will enter into a customary change in control and severance agreement containing terms substantially the same as the change in control and severance agreements between FelCor and its other officers, including its executive officers (previously filed as Exhibit 10.1 to FelCor’s current report on Form 8-K dated October 23, 2007 and incorporated herein by reference), except that Mr. Hendrick’s agreement does not provide for any gross-up payments with respect to excise taxes that may otherwise be imposed as a consequence of the benefits provided under his agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 29, 2015    FelCor Lodging Trust Incorporated

By: /s/ Jonathan H. Yellen
Jonathan H. Yellen
Executive Vice President
General Counsel, and Secretary